Exhibit 99.1

News Release

Resignation of Director

New York, Oslo and Luxembourg, June 10, 2022, FREYR Battery ("FREYR" or the "Company"), a developer of clean, next-generation battery cell production capacity, has announced that German Curá, a member of the board of directors of the Company (the "Board") and the Nominating and Corporate Governance Committee, has informed the Company today that he will be tendering his resignation as a director of the Company on June 16, 2022, which is expected to be effective August 1, 2022. Mr. Curá will be resigning for personal reasons and did not advise the Company of any disagreement with the Company on any matter relating to its operations, policies or practices.

The Company's Chairman, Mr. Torstein Dale Sjøtveit, said, "On behalf of the Board, I would like to thank German for the invaluable advice and experience he has brought to FREYR in the last year and wish him every success for the future."

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About FREYR Battery

FREYR Battery aims to provide industrial scale clean battery solutions to reduce global emissions. Listed on the New York Stock Exchange, FREYR's mission is to produce green battery cells to accelerate the decarbonization of energy and transportation systems globally. FREYR has commenced building the first of its planned factories in Mo i Rana, Norway and announced potential development of industrial scale battery cell production in Vaasa, Finland and the United States. FREYR intends to deliver up to 43 GWh of battery cell capacity by 2025 and up to 83 GWh annual capacity by 2028. To learn more about FREYR, please visit www.freyrbattery.com

Investor contact:

Jeffrey Spittel

Vice President, Investor Relations

jeffrey.spittel@freyrbattery.com

Tel: (+1) 281-222-0161

Media contact:

Katrin Berntsen

Vice President, Communication and Public Affairs
katrin.berntsen@freyrbattery.com
Tel: (+47) 920 54 570

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